Exhibit 99.1

FSP 50 South Tenth Street Corp.

FSP 50 South Tenth Street Corp. (the "Company") has declared a dividend in the amount of $1,750 per share of preferred stock, representing property operations for the quarter ended March 31, 2011. The dividend will be payable on May 31, 2011 and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”). NOTE: if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company owns a twelve-story, multi-tenant Class “A” building containing approximately 486,000 square feet of office and retail space located in the Central Business District (“CBD”) of Minneapolis, Minnesota. The property’s occupancy for the first quarter of 2011 was unchanged over the fourth quarter of 2010 at 98.8%.

During the first quarter, management successfully completed the renewal/extension of a retail lease of approximately 4,000 square feet. There remains only approximately 3,000 square feet of leased space expiring in 2011 for which management is already in discussions regarding renewals and is optimistic regarding the probability for renewal. According to the NAI Welsh Twin Cities Office Report, Class A properties in the Minneapolis Central Business District posted modest positive net absorption of approximately 12,500 square feet for the first quarter with Class A vacancies dropping commensurately to 14.4%. Continuing the trend experienced throughout 2010, most of the positive activity in the first quarter occurred in Class A properties. Lower rental rates fueled a flight to quality from Class B properties. Free rent and other concessions by landlords are still prevalent in the market; however, the positive activity and lower vacancy in the Class A sector has started to have a corresponding positive effect on rental rates, pushing them slightly higher over the quarter.

Management believes the property’s current occupancy level, prominent location within the CBD and no material 2011 lease expirations, only further enhances the property’s position in the strengthening Class A market. Management will continue to monitor market activity and track trends as part of its efforts to keep the property in the strongest possible position in the market.

Management continues its evaluation of the property's operations both for greater energy efficiency and more active and proactive sustainability practices. As previously reported, in November the property received LEED Gold Certification by the U.S. Green Building Council in the Leadership in Energy and Environmental Design for Existing Buildings: Operations and Maintenance.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of the quarter, and you will be able to access the document via the SEC’s website. To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001379075

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name: type FSP 50 South (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP 50 South Tenth Street Corp. - Dividend Summary

QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANNUALIZED YIELD*
(11/08-12/31)
12/31/2006	$ 900	$ 630,000	6.0%
03/31/2007	$1,751	$1,225,700	7.0%
06/30/2007	$1,752	$1,226,400	7.0%
09/30/2007	$1,757	$1,229,900	7.0%
12/31/2007	$1,764	$1,234,800	7.1%
03/31/2008	$1,857	$1,299,900	7.4%
06/30/2008	$1,750	$1,225,000	7.0%
09/30/2008	$1,750	$1,225,000	7.0%
12/31/2008	$1,750	$1,225,000	7.0%
03/31/2009	$1,750	$1,225,000	7.0%
06/30/2009	$1,750	$1,225,000	7.0%
09/30/2009	$1,750	$1,225,000	7.0%
12/31/2009	$1,750	$1,225,000	7.0%
03/31/2010	$1,750	$1,225,000	7.0%
06/30/2010	$1,750	$1,225,000	7.0%
09/30/2010	$1,750	$1,225,000	7.0%
12/31/2010	$1,750	$1,225,000	7.0%
03/31/2011	$1,750	$1,225,000	7.0%

*Yield based on original offering amount of $70,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.